EXHIBIT 99.1

Pamrapo Bancorp Reports First Quarter Results

BAYONNE, NJ—(MARKET WIRE)—Apr 26, 2006 — Pamrapo Bancorp, Inc. (NasdaqNM:PBCI - News) today reported net income for the first quarter March 31, 2006.

Net income for the first quarter of 2006 amounted to $1.812 million, or $.36 cents per share, as compared with $1.983 million, or $.40 cents per share in the first quarter of 2005.

Pamrapo’s book value per share at March 31, 2006 was $11.91.

Pamrapo Bancorp is a holding company whose principal subsidiary, Pamrapo Savings Bank, S.L.A., operates ten branch offices in Bayonne, Fort Lee, Hoboken, and Monroe, New Jersey.

PAMRAPO BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(In Thousands)

(Unaudited)

	March 31,	December 31,
	2006	2005
ASSETS
Cash and amounts due from depository institutions	$4,671	$4,409
Interest-bearing deposits in other banks	5,543	4,161

Total cash and cash equivalents	10,214	8,570

Securities available for sale	3,254	3,321
Investment securities held to maturity	10,257	10,287
Mortgage-backed securities held to maturity	160,531	167,009
Loans receivable	443,352	438,250
Premises and equipment	3,812	3,856
Federal Home Loan Bank stock, at cost	5,824	5,954
Interest receivable	2,926	2,809
Other assets	6,504	6,030

Total assets	$646,674	$646,086

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Deposits	$475,597	$474,003
Advances from Federal Home Loan Bank of New York	103,500	106,400
Other borrowed money	37	47
Advance payments by borrowers for taxes and insurance	3,827	3,688
Other liabilities	4,469	3,332

Total liabilities	587,430	587,470

Stockholders’ equity:
Preferred stock; authorized 3,000,000 shares; issued and outstanding-none	—	—
Common Stock; par value $.01; authorized 25,000,000 shares; 6,900,000 shares issued; 4,975,542 outstanding	69	69
Paid-in capital in excess of par value	19,198	19,158
Retained earnings-substantially restricted	62,640	61,972
Accumulated other comprehensive income - Unrealized gain on securities available for sale	266	285
Treasury stock, at cost; 1,924,458 shares	(22,929)	(22,868)

Total stockholders’ equity	59,244	58,616

Total liabilities and stockholders’ equity	$646,674	$646,086

PAMRAPO BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data)

(Unaudited)

	Quarter Ended March 31,
	2006	2005
Interest income:
Loans	$6,943	$6,381
Mortgage-backed securities	1,944	2,329
Investments and other interest-earning assets	342	305

Total interest income	9,229	9,015

Interest expense:
Deposits	2,443	2,069
Advances and other borrowed money	1,082	818

Total interest expense	3,525	2,887

Net interest income	5,704	6,128
Provision for loan losses	0	60

Net interest income after provision for loan losses	5,704	6,068

Non-interest income:
Fees and service charges	315	313
Miscellaneous	246	310

Total non-interest income	561	623

Non-interest expenses:
Salaries and employee benefits	1,812	1,984
Net occupancy expense of premises	300	266
Equipment	342	321
Advertising	63	52
Miscellaneous	837	744

Total non-interest expenses	3,354	3,367

Income before income taxes	2,911	3,324
Income taxes	1,099	1,341

Net income	$1,812	$1,983

Net income per common shares:
Basic	$0.36	$0.40
Diluted	$0.36	$0.40

Dividends per common share	$0.23	$0.22

Weighted average number of common shares and common stock equivalents outstanding:
Basic	4,976	4,975
Diluted	4,981	4,990

Contact:

CONTACT

Robert A. Hughes, CPA

Investor Relations

201-339-4600